Exhibit 5.1

July 10, 2020

Fluidigm Corporation
2 Tower Place, Suite 2000
South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fluidigm Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,420,000 shares of your common stock, par value $0.001 per share (the “Equity Incentive Plan Shares”), reserved for future issuance pursuant to the Fluidigm Corporation 2011 Equity Incentive Plan, as amended (the “2011 Plan”), and (ii) 3,000,000 shares of your common stock, par value $0.001 per share (together with the Equity Incentive Plan Shares, the “Shares”), reserved for future issuance pursuant to the Fluidigm Corporation 2017 Employee Stock Purchase Plan, as amended and restated (together with the 2011 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation